EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT
Nigel Ekern
Chief Administrative Officer
Net Perceptions, Inc.
(203) 428-2040
nekern@kanders.com

Net Perceptions, Inc. Announces First Quarter 2005 Results

STAMFORD, CONNECTICUT — May 13, 2005 — Net Perceptions, Inc. (OTC:NETP.PK) today announced financial results for the quarter ended March 31, 2005. Net Perceptions reported $10,000 in royalty revenues for the first quarter of 2005 compared to product and service revenues of $500,000 during the comparable period of 2004. Net income for the first quarter of 2005 was $259,000 or $0.01 per diluted share compared to net income of $978,000 or $0.03 per diluted share during the comparable period of 2004. First quarter 2005 earnings were aided by a one-time gain resulting from a cash payment for the settlement of an outstanding lawsuit.

As of March 31, 2005, Net Perceptions’ cash and cash equivalents were $14.7 million (or $0.51 gross cash per share) compared to $14.4 million as of December 31, 2004. Gross cash per share at March 31, 2005 equals cash and cash equivalents of $14.7 million divided by 28.9 million common shares outstanding. Net Perceptions has provided this Non-GAAP measure because it believes that it is useful to investors assessing the extent of Net Perceptions’ assets available for redeployment. Net Perceptions is unaware of any comparable GAAP measure.

Net Perceptions estimates that it has available federal net operating loss carry-forwards of approximately $121.1 million and research and development credit carry-forwards of approximately $151,000 which expire in varying amounts beginning in the year 2011, to the extent not limited under Section 382 of the Internal Revenue Code.

Nigel Ekern, Net Perceptions’ Chief Administrative Officer stated, “We continue our efforts to identify and evaluate suitable acquisition and merger opportunities as part of our strategy to redeploy our cash and utilize our NOL’s, to the extent available.”

Net Perceptions does not currently intend to hold conference calls to discuss quarterly earnings releases unless and until it consummates an acquisition in connection with its redeployment strategy. At such time, management plans to resume holding quarterly conference calls to review earnings and Net Perceptions’ operating performance.

Net Perceptions, formerly a provider of software business solutions, is seeking to redeploy its assets and use its cash and cash equivalent assets to enhance stockholder value.
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This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act of 1934. Information in this release includes Net Perceptions’ beliefs, expectations, intentions and strategies regarding Net Perceptions, its future and its products and services. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including our inability to execute successfully our planned effort to redeploy our assets to enhance stockholder value and the unavailability of our net operating loss carry forward. Net Perceptions cannot guarantee its future performance. All forward-looking statements contained in this release are based on information available to Net Perceptions as of the date of this release and Net Perceptions assumes no obligation to update the forward-looking statements contained herein.

For further information regarding the risks and uncertainties in connection with Net Perceptions’ business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Factors That May Affect Our Future Results” sections of Net Perceptions’ filings with the Securities and Exchange Commission, including but not limited to, its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at our web site at http://www.netperceptions.com or the SEC’s web site at http://www.sec.gov.

NET PERCEPTIONS, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,699	$14,444
Accounts receivable, net	5	--
Prepaid expenses and other current assets	92	40
Total current assets	14,796	14,484

Other assets	232	239
Total assets	$15,028	$14,723

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable & accrued liabilities	195	178
Total current liabilities	195	178
Note Payable	2,531	2,517
Total liabilities	2,726	2,695

Commitments and contingencies Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	234,350	234,350
Unearned stock compensation	(120)	(135)
Accumulated deficit	(221,930)	(222,189)
Total stockholders’ equity	12,302	12,028
Total liabilities and stockholders’ equity	$15,028	$14,723

NET PERCEPTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004

Revenues:
Product	$--	$354
Service, maintenance and royalties	10	146
Total revenues	10	500
Cost of revenues:
Service and maintenance	--	102
Total cost of revenues	--	102

Gross Margin	10	398

Operating expenses:
Research and development	--	250
General and administrative	60	1,028
Gain on sale of patents	--	(1,800)
Gain on litigation settlement	(229)	--
Restructuring related charges	--	(7)
Total operating expenses	(169)	(529)

Operating income	179	927

Other income (expense):
Interest income	83	26
Interest expense	(27)	--
Other income	24	25
Total other income, net	80	51
Net income	$259	$978
Net income per share:
Basic	$0.01	$0.03
Diluted	$0.01	$0.03
Shares used in computing basic and diluted net income per share:
Basic	28,918	28,206
Diluted	29,172	28,641

NET PERCEPTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended March 31,
	2005	2004

Cash flows from operating activities:
Net income	$259	$978
Reconciliation of net income to net cash provided by (used in) operating activities:
Gain on sale of patents	--	(1,800)
Recovery of doubtful accounts	--	(25)
Amortization of debt issuance costs	7	--
Amortization of discount on notes payable	14	--
Stock based compensation	15	--
Changes in assets and liabilities:
Accounts receivable	(5)	345
Prepaid expenses and other current assets	(52)	258
Accounts payable & accrued liabilities	17	(391)
Deferred revenue	--	(121)
Net cash provided by (used in) operating activities	255	(756)

Cash flows from investing activities:
Proceeds from sale of patents	--	1,800
Net cash provided by investing activities	--	1,800

Cash flows from financing activities:
Proceeds from exercise of stock options, net of stock repurchases	--	28
Net cash provided by financing activities	--	28

Net increase in cash and cash equivalents	255	1,072
Cash and cash equivalents at beginning of period	14,444	11,932
Cash and cash equivalents at end of period	$14,699	$13,004